Exhibit 99.1

Seneca Foods Reports Sales and Earnings for the Quarter and Twelve Months Ended March 31, 2022

MARION, N.Y. June 10, 2022 -- Seneca Foods Corporation (NASDAQ: SENEA, SENEB) today announced financial results for the fourth quarter and twelve months ended March 31, 2022.

Executive Summary (vs. year-ago, year-to-date results):

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Net sales for the twelve months ended March 31, 2022 totaled $1,385.3 million as compared to $1,467.6 million for the twelve months ended March 31, 2021. Of the $82.3 million year-over-year decrease in net sales, $71.9 million resulted from the divesture of the prepared foods business in fiscal year 2021. Excluding this divesture the remaining decrease was primarily due to lower sales volume of $93.0 million partially offset by higher selling prices/improved sales mix of $82.6 million.

■	Gross margin as a percentage of net sales for the twelve months ended March 31, 2022 was 10.7% as compared to 15.8% for the twelve months ended March 31, 2021.

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Net earnings for the twelve months ended March 31, 2022 were $51.0 million or $5.79 per diluted share as compared to $126.1 million or $13.72 per diluted share for the twelve months ended March 31, 2021.

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Adjusted net earnings for the twelve months ended March 31, 2022 were $84.6 million or $9.60 per diluted share as compared to $95.4 million or $10.38 per diluted share for the twelve months ended March 31, 2021.

“Despite persistent and historic inflation and resulting higher costs leading to significant non cash LIFO impacts on reported earnings as well as an additional non cash impairment for our remaining investment in the hemp business, our operating results continue to be very strong”, said Paul Palmby, President and Chief Executive Officer of Seneca Foods. “Further, I could not be prouder of how our employees and management team have responded to unprecedented challenges ranging from the pandemic to supply chain and inflation pressures.”

Executive Summary (vs. year-ago, fourth quarter results):

■	Net sales for the fourth quarter of fiscal 2022 totaled $332.4 million as compared to $304.8 million in the fourth quarter of fiscal 2021.

■	Gross margin as a percentage of net sales for the fourth quarter was 8.0% in fiscal 2022 as compared to 18.7% in the fourth quarter of fiscal 2021.

■	Net earnings for the fourth quarter of fiscal 2022 were $6.6 million or $0.77 per diluted share as compared to $14.8 million or $1.62 per diluted share in the fourth quarter of fiscal 2021.

About Seneca Foods Corporation

Seneca Foods is one of North America’s leading providers of packaged fruits and vegetables, with facilities located throughout the United States. Its high quality products are primarily sourced from over 1,400 American farms and are distributed to over 90 countries. Seneca holds a large share of the retail private label, food service, restaurant chains, international, contracting packaging, industrial, chips and cherry products.  Products are also sold under the highly regarded brands of Libby’s®, Aunt Nellie’s®, Green Valley®, CherryMan®, READ®, and Seneca labels, including Seneca snack chips.  Seneca’s common stock is traded on the Nasdaq Global Select Market under the symbols “SENEA” and “SENEB”. SENEA is included in the S&P SmallCap 600, Russell 2000 and Russell 3000 indices.

Non-GAAP Financial Measures

Adjusted net earnings is calculated on a FIFO basis and excludes the impact of the Company’s loss on equity investment and gain on the sale of its prepared foods business. The Company believes this non-GAAP financial measure provides for a better comparison of year over year operating performance. The Company does not intend for this information to be considered in isolation or as a substitute for other measures prepared in accordance with GAAP. Set forth below is a reconciliation of reported net earnings to adjusted net earnings.

	Twelve Months Ended
	March 31, 2022	March 31, 2021
	(In thousands)

Earnings before taxes, as reported	$66,231	$160,016
LIFO charge (credit)	35,821	(15,595)
Loss on equity investment	7,775	11,453
Gain on sale of the prepared food business	-	(34,793)
Adjusted earnings before taxes	109,827	121,081
Income tax at effective tax rates	25,251	25,662
Adjusted net earnings	$84,576	$95,419

Set forth below is a reconciliation of reported net earnings to EBITDA and FIFO EBITDA (earnings before interest, income taxes, depreciation, amortization, non-cash charges and credits related to the LIFO inventory valuation method). The Company does not intend for this information to be considered in isolation or as a substitute for other measures prepared in accordance with GAAP.

	Twelve Months Ended
EBITDA and FIFO EBITDA:	March 31, 2022	March 31, 2021
	(In thousands)

Net earnings	$51,007	$126,100
Income tax expense	15,224	33,916
Interest expense, net of interest income	5,641	6,125
Depreciation and amortization	36,523	32,375
Interest amortization	(242)	(330)
EBITDA	108,153	198,186
LIFO charge (credit)	35,821	(15,595)
FIFO EBITDA	$143,974	$182,591

Forward-Looking Information

This release contains “forward-looking statements” as that term is used in the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the fact that they address future events, developments, and results and do not relate strictly to historical facts. Any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate, or imply future results, performance, or achievements, and may contain the words "will," "anticipate," "estimate," "expect," "project," "intend," "plan," "believe," "seeks," "should," "likely," "targets," "may", "can" and variations thereof and similar expressions. Forward-looking statements are subject to known and unknown risks, uncertainties, and other important factors that could cause actual results to differ materially from those expressed. We believe important factors that could cause actual results to differ materially from our expectations include, but are not limited to, the following:

●	the effects of rising costs and availability of raw fruit and vegetables, steel, ingredients, packaging, other raw materials, distribution and labor;

●	crude oil prices and their impact on distribution, packaging and energy costs;

●	an overall labor shortage, ability to retain a sufficient seasonal workforce, lack of skilled labor, labor inflation or increased turnover impacting our ability to recruit and retain employees;

●	climate and weather affecting growing conditions and crop yields;

●	our ability to successfully implement sales price increases and cost saving measures to offset cost increases;

●	the loss of significant customers or a substantial reduction in orders from these customers;

●	effectiveness of our marketing and trade promotion programs;

●	competition, changes in consumer preferences, demand for our products and local economic and market conditions;

●	the impact of a pandemic on our business, suppliers, customers, consumers and employees;

●	unanticipated expenses, including, without limitation, litigation or legal settlement expenses;

●	product liability claims;

●	the anticipated needs for, and the availability of, cash;

●	the availability of financing;

●	leverage and the ability to service and reduce debt;

●	foreign currency exchange and interest rate fluctuations;

●	the risks associated with the expansion of our business;

●	the ability to successfully integrate acquisitions into our operations;

●	our ability to protect information systems against, or effectively respond to, a cybersecurity incident or other disruption;

●	other factors that affect the food industry generally, including:

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recalls if products become adulterated or misbranded, liability if product consumption causes injury, ingredient disclosure and labeling laws and regulations and the possibility that consumers could lose confidence in the safety and quality of certain food products;

■	competitors’ pricing practices and promotional spending levels;

■	fluctuations in the level of our customers’ inventories and credit and other business risks related to our customers operating in a challenging economic and competitive environment; and

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the risks associated with third-party suppliers, including the risk that any failure by one or more of our third-party suppliers to comply with food safety or other laws and regulations may disrupt our supply of raw materials or certain finished goods products or injure our reputation; and

●	changes in, or the failure or inability to comply with, U.S., foreign and local governmental regulations, including environmental and health and safety regulations.

Except for ongoing obligations to disclose material information as required by the federal securities laws, the Company does not undertake any obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date of the filing of this report or to reflect the occurrence of unanticipated events.

Contact:

Timothy J. Benjamin, Chief Financial Officer

315-926-8100

Seneca Foods Corporation
Unaudited Selected Financial Data

For the Periods Ended March 31, 2022 and March 31, 2021
(In thousands of dollars, except share data)

	Three Months Ended		Twelve Months Ended
	March 31,	March 31,	March 31,	March 31,
	2022	2021	2022	2021

Net sales	$332,389	$304,793	$1,385,280	$1,467,644

Other operating expense (income) , net (note 2)	$493	$4,702	$1,174	$(29,014)

Operating income (note 1)	$7,135	$32,522	$70,345	$181,067
Loss from equity investment	-	10,701	7,775	11,453
Other non-operating (income) expense	(2,333)	1,016	(9,302)	3,473
Interest expense, net	1,458	1,539	5,641	6,125
Earnings before income taxes	$8,010	$19,266	$66,231	$160,016

Income tax expense	1,457	4,437	15,224	33,916

Net earnings	$6,553	$14,829	$51,007	$126,100

Basic earnings per common share	$0.78	$1.63	$5.83	$13.82
Diluted earnings per common share	$0.77	$1.62	$5.79	$13.72

Note 1: The effect of the LIFO inventory valuation method on fourth quarter pre-tax results decreased operating earnings by $5.2 million and increased operating earnings by $11.3 million for the three month periods ended March 31, 2022 and March 31, 2021, respectively. The effect of the LIFO inventory valuation method on YTD twelve month pre-tax results decreased operating earnings by $35.8 million and increased operating earnings by $15.6 million for the twelve month periods ended March 31, 2022 and March 31, 2021, respectively.

Note 2: During the twelve months ended March 31, 2022, the Company had net other operating expense of $1.2 million, which was driven by charges for supplemental early retirement plans of $2.5 million and $1.1 million of charges to maintain non-operating facilities classified as held for sale. These charges were offset by a net gain on the sale of assets of $1.6 million, a gain from debt forgiveness on an economic development loan of $0.5 million, and income from land rental of $0.3 million. During the twelve months ended March 31, 2021 the Company had net other operating income of $29.0 million, which was primarily comprised of a net gain on the sale of assets of $31.9 million, including the gain realized upon the divestiture of the prepared foods business. The gain was partially offset by charges to maintain non-operational plants acquired in the Midwest of $1.5 million, a charge for a supplemental early retirement plan of $1.2 million, and a charge for severance of $0.2 million.

Note 3: The Company used the “two-class” method for basic earnings per share by dividing the earning attributable to common shareholders by the weighted average of common shares outstanding during the period.

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